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                                                                     Exhibit 5.1



                                November 8, 1996



Atmel Corporation
2325 Orchard Parkway
San Jose, California  95131

         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 8, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended of 4,000,000 shares (the "Shares") of your Common Stock reserved for issuance pursuant to the 1996 Stock Plan (the "Plan"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ WILSON SONSINI GOODRICH & ROSATI